UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported)

November 19, 2018

Cardtronics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(832) 308-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On November 19, 2018, Cardtronics plc, a public limited company organized under English law (the “Company”), entered into a second amended and restated credit agreement (the “Credit Agreement”), dated November 19, 2018, by and among the Company, the other Obligors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Alternative Currency Agent, Bank of America, N.A., Barclays Bank plc and Wells Fargo Bank, N.A. as co-Syndication Agents and Capital One, N.A. and Compass Bank, as co-Documentation Agents, and the lenders party thereto. The Credit Agreement amends and restates the Company’s existing credit agreement, and borrowings under the Credit Agreement will be used for the redemption of its outstanding 5.125% Senior Notes, as described in Item 8.01 below, and for general corporate purposes. Capitalized terms used in this Form 8-K but not defined have the meaning provided in the Credit Agreement.

The Credit Agreement is a $600 million revolving loan credit facility, which includes an accordion feature that will allow the Company to increase the available borrowings under the credit facility to $700 million, subject to the approval of one or more existing lenders or one or more lenders that become party to the Credit Agreement. In addition, the credit facility includes a sub-limit of up to $150 million for letters of credit and a sub-limit of up to $50 million for swingline loans.

Under the terms of the Credit Agreement, loans (not including swingline loans and alternative currency loans) under the credit facility bear interest at the Company’s option at either:

•                  the Alternative Base Rate plus a margin that depends on the Company’s most recent Total Net Leverage Ratio; or

•                  the Adjusted LIBO Rate plus a margin based on the Company’s most recent Total Net Leverage Ratio.

Swingline loans in U.S. dollars bear interest at the Alternate Base Rate as described above. The alternative currency loans bear interest at the Overnight Foreign Currency Rate, the Canadian Prime Rate, the Canadian Dealer Offered Rate, the Bank Bill Swap Reference Rate or the Johannesburg Interbank Agreed Rate, as applicable, plus, in each case, a margin based on the Company’s most recent Total Net Leverage Ratio.

The Credit Agreement also provides for certain representations, warranties and affirmative covenants and negative covenants customary for transactions of this type, including maintenance of (i) a Total Net Leverage Ratio of not more than 4.25 to 1.0 and (ii) an Interest Coverage Ratio of not less than 3.00 to 1.0.

The Credit Agreement further provides that all obligations thereunder will, subject to certain terms and exceptions, be jointly and severally guaranteed by certain of the Company’s subsidiaries. All obligations under the Credit Agreement will be secured by liens on the assets of the Company and the subsidiary guarantors and by pledges of all of the capital stock of the subsidiary guarantors subject to certain terms and exceptions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.01 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 8.01. Other Events.

On November 19, 2018 Cardtronics, Inc. issued an irrevocable Notice of Full Redemption (the “Notice of Full Redemption”) of all outstanding aggregate principal amount of its 5.125% Senior Notes due 2022 (the “Notes”) to be called for redemption on December 19, 2018 (the “Redemption Date”). The redemption price will be 102.563% of the outstanding principal amount of the Notes together with accrued and unpaid interest to the Redemption Date (the “Redemption Price”). The Notes were issued pursuant to an Indenture (as amended, supplemented, waived or otherwise modified, the “Indenture”) dated as of July 28, 2014, among Cardtronics, Inc., the guarantors party thereto and Wells Fargo Bank, National Association.

A copy of the press release announcing the Notice of Full Redemption and Credit Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.  See Exhibit Index below, incorporated herein by reference.

Exhibit Index

Exhibit No.	Description

10.1

Credit Agreement, dated as of November 19, 2018, by and among Cardtronics plc, the other Obligors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Alternative Currency Agent, Bank of America, N.A., Barclays Bank plc and Wells Fargo Bank, N.A. as co-Syndication Agents and Capital One, N.A. and Compass Bank, as co-Documentation Agents, and the lenders party thereto.

99.1	Press release dated November 19, 2018, announcing the Credit Agreement and the Notice of Full Redemption.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDTRONICS, INC.

Date: November 19, 2018	By:	/s/ Paul A. Gullo
Paul A. Gullo
Chief Accounting Officer